EXHIBIT 23.3

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Biolase Technology, Inc.

We consent to the use in this Registration Statement of American Dental Laser division of American Medical Technologies, Inc. on Form S-3 of our report dated June 16, 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

HEIN + ASSOCIATES LLP

Houston, Texas

June 18, 2003